EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
---------------------

For:  MAF Bancorp, Inc.                  Contacts:    Jerry A. Weberling, Chief
      55th Street & Holmes Avenue                       Financial Officer
      Clarendon Hills, IL 60514                         (630) 887-5999

      www.mafbancorp.com                              Michael J. Janssen, SVP
                                                        (630) 986-7544


                 MAF BANCORP REPORTS FOURTH QUARTER EARNINGS OF
           $.74 PER SHARE AND CALENDAR 2004 RESULTS OF $3.01 PER SHARE

Clarendon Hills, Illinois, January 28, 2005 - MAF Bancorp, Inc. (MAFB) reported net income for the fourth quarter ended December 31, 2004 of $25.2 million, or $.74 per diluted share, compared to $24.1 million, or $.84 per diluted share, in last year's fourth quarter. Net income in the fourth quarter of 2004 included a non-cash, pre-tax charge of $2.0 million, or $.04 per diluted share, related to an other-than-temporary impairment writedown of certain Freddie Mac floating-rate preferred stock investments.

For the year ended December 31, 2004, diluted earnings per share totaled $3.01 compared to $3.26 reported in 2003. The decline in earnings per share for the year was largely attributable to a significant decline in residential loan volume, which impacted loan sale activity and earning asset growth during the year. Gains on sale of loans and mortgage-backed securities totaled $9.8 million in 2004 compared to $32.0 million in 2003. The Company is targeting annual earnings per share growth of 8% to 10% in 2005.

On October 31, 2004, the Company completed its acquisition of Chesterfield Financial Corp. in a $128.4 million cash and stock transaction that gave the Company locations in the Beverly neighborhood of Chicago and in suburban Palos Hills and Frankfort, Illinois. At the time of acquisition, Chesterfield had total assets of approximately $353 million and deposits of approximately $277 million.

                   NET INTEREST INCOME AND NET INTEREST MARGIN

                                                       QE 12/31/04          QE 9/30/04          QE 12/31/03
                                                       -----------         -----------          -----------
Net interest margin...............................           3.07%               3.00%               3.07%
Interest rate spread..............................           2.86%               2.80%               2.85%
Net interest income (000's).......................        $67,530             $64,559             $52,952

AVERAGE ASSETS:
Yield on interest-earning assets..................           5.00%               4.90%               5.05%
   Yield on loans receivable......................           5.16%               5.06%               5.27%
   Yield on mortgage-backed securities............           3.88%               3.99%               3.74%
   Yield on investment securities.................           5.26%               5.09%               4.70%
Average interest-earning assets (000's)...........     $8,792,647          $8,593,867          $6,906,311

AVERAGE LIABILITIES:
Cost of interest-bearing liabilities..............           2.14%               2.10%               2.20%
   Cost of deposits...............................           1.51%               1.44%               1.34%
   Cost of borrowed funds.........................           3.44%               3.44%               4.17%
Average interest-bearing liabilities (000's)......     $7,915,439          $7,760,660          $6,206,339

NET INTEREST MARGIN: 4TH QUARTER 2004 V. 3RD QUARTER 2004. The net interest margin increased by seven basis points during the quarter, as overall asset yields expanded at a faster pace than funding costs. Rising short-term interest rates on the Bank's equity line of credit portfolio contributed to a 10 basis point increase in the loan portfolio yield. The Chesterfield acquisition also had a positive impact on the net interest margin as its short-term liquid investments were redeployed in higher-yielding assets. The Company expects that the flatter yield curve will pressure net interest margin in 2005.

The increases in average interest-earning assets and liabilities during the quarter were primarily the result of the acquisition of Chesterfield. Average interest-earning assets grew $199 million or 2.3% during the quarter, with most of the growth in the loan category. Compared to the third quarter of 2004, average loans receivable increased by 2.4%, or $163 million, to $6.96 billion. In addition to loans added in the Chesterfield acquisition, continued growth in home equity loans contributed to the increase.

The growth in average assets during the quarter was largely funded by increases in deposits. The average balance of deposits rose by 2.8%, or $143 million, to $5.35 billion during the quarter, all of which was due to the Chesterfield acquisition, while the average balance of borrowed funds increased by $11 million to $2.57 billion.

NET INTEREST MARGIN: 4TH QUARTER 2004 V. 4TH QUARTER 2003. Compared to the prior year quarter, the Company's average asset yields in the current quarter were five basis points lower, which nearly matched the six basis point decline in average funding costs over this same one-year period. The net interest margin in both periods was 3.07%.

                               LENDING PRODUCTION

                                              QE 12/31/04                QE 9/30/04                QE 12/31/03
                                         ---------------------     ----------------------   -----------------------
                                           AMOUNT          %          AMOUNT          %        AMOUNT          %
                                         -----------     -----     -----------      -----   -----------      -----
ORIGINATIONS BY LOAN CATEGORY (000'S)
------------------------------------
1-4 family............................   $   505,117       48%       $484,498          50%     $651,479         68%
Multi-family..........................        33,728        3          23,638           2        48,981          5
Equity lines of credit................       320,797       30         317,127          33       186,697         19
All other.............................       197,843       19         147,624          15        72,791          8
                                          ----------      ---        --------         ---      --------        ---
Total loan originations...............    $1,057,485      100%       $972,887         100%     $959,948        100%
                                          ==========      ===        ========         ===      ========        ===

1-4 FAMILY ORIGINATIONS
-----------------------
Fixed rate %..........................            33%                      33%                       41%
Adjustable rate %.....................            67                       67                        59
Refinance %...........................            36                       25                        44

Total 1-4 family residential mortgage loan volume advanced by 4.3% during the past three months, although it was 22.5% lower than levels reported for the fourth quarter of 2003, consistent with the overall slowdown in the mortgage industry. The decline in 1-4 family lending activity has been offset in part by continued success in the Bank's equity line of credit and business banking areas where loan originations advanced during the quarter and as compared to a year ago. Home equity loan balances increased to $1.33 billion at December 31, 2004 compared to $1.23 billion at September 30, 2004 and $966 million at December 31, 2003. Home equity loan balances are primarily floating-rate assets and represent approximately 19% of the Company's total loan portfolio at December 31, 2004, compared to 15% at December 31, 2003. During 2005, the Company plans to continue to increase the amount of home equity and business banking loans in its loan portfolio.

                               NON-INTEREST INCOME

                                                    QE 12/31/04    QE 9/30/04    QE 12/31/03
                                                    -----------   -----------    -----------
Total non-interest income (000's)..................     $17,293       $19,516       $21,622
Non-interest income / total revenue*...............        20.4%         23.2%         29.0%

*    total revenue = net interest income plus non-interest income

OVERVIEW. The $4.3 million decline in non-interest income for the current quarter compared to the fourth quarter of 2003 primarily reflects a $3.6 million decrease in income from real estate development operations related to previously announced delays in the Springbank project, and a $2.0 million other-than-temporary impairment writedown of certain Freddie Mac floating-rate preferred stock investments, offset by a $1.6 million increase in deposit account service charges.

LOAN SALES AND LOAN SERVICING

                                                                  QE 12/31/04       QE 9/30/04        QE 12/31/03
                                                                  -----------      -----------        -----------
LOAN SALES
----------
Fixed-rate loans sold (000's).................................      $241,913          $158,562         $348,597
Adjustable rate loans sold (000's)............................        55,590           154,467           64,349
                                                                    --------          --------         --------
Total loans sold (000's)......................................      $297,503          $313,029         $412,946
                                                                    ========          ========         ========
Loan sale gains (000's).......................................      $  2,860          $  2,978         $  3,008
Margin on loan sales (basis points)...........................            96                95               73

LOAN SERVICING
--------------
Loan servicing fee income (000's).............................      $    521          $    584         $   117
Valuation recovery on mortgage servicing rights (000's).......           317                 -           2,070
Capitalized mortgage servicing rights as a percentage of
    loans serviced for others (basis points)..................            71                74              72

During the quarter, overall loan sale volume totaled $297.5 million compared to $313.0 million in the third quarter of 2004 and $412.9 million in the fourth quarter of 2003. As interest rates fell during the third quarter of 2004, the Bank elected to sell a significant portion of its adjustable rate loan production as well as the majority of its fixed rate loans, but elected to retain a greater portion of adjustable rate production in the fourth quarter. The Bank plans to sell a smaller portion of its loan production in the first quarter of 2005.

DEPOSIT ACCOUNT SERVICE FEES

                                                                  QE 12/31/04       QE 9/30/04        QE 12/31/03
                                                                  -----------      -----------        -----------
Deposit service charges (000's)...............................       $ 8,687        $    8,848        $   7,102
Growth rate (year over year)..................................          22.3%             46.2%            17.9%
Deposit service fees / total revenue..........................          10.2%             10.5%             9.5%
Number of checking accounts (period end)......................       245,000           240,400          231,000

Deposit account service fees were up considerably in the fourth quarter of 2004 compared to the fourth quarter of 2003, primarily due to growth in the number of accounts year over year, including accounts added in the St. Francis merger, which closed late in last year's fourth quarter.

REAL ESTATE DEVELOPMENT OPERATIONS

                                                                  QE 12/31/04       QE 9/30/04        QE 12/31/03
                                                                  -----------      -----------        -----------
Real estate development income - total (000's)................        $ 1,396          $  1,650          $ 4,993
Residential lot sales.........................................             22                28               68
Pending lot sales at quarter end..............................             --                11               15
Investment in real estate held for development or sale (000's)        $35,091           $37,179          $32,093

All of the lot sales during the current quarter were in the Shenandoah subdivision in Plainfield, Illinois and TallGrass subdivision in Naperville, Illinois. Both of these subdivisions are nearly complete. The Company also closed on the sale of a multi-family parcel during the quarter, adding $460,000 to real estate development income. The increase in the investment in real estate compared to a year ago relates primarily to land purchases for the Springbank joint venture development in Plainfield, Illinois, which was approved in early October 2004. Development began late in the fourth quarter of 2004. Lot sale closings from this development are not expected to begin until the third quarter of 2005. The Company expects little, if any, income from real estate operations in the first half of 2005.

SECURITIES SALES AND WRITEDOWNS

                                                                  QE 12/31/04       QE 9/30/04        QE 12/31/03
                                                                  -----------      -----------        -----------
INVESTMENT SECURITIES:
Net gains (losses) on sale and writedowns (000's).............     $  (1,983)           $   3              $  --

MORTGAGE-BACKED SECURITIES:
Net gains on sale (000's).....................................            11               --              $   9

There was minimal securities sale activity during the current quarter. The loss for the quarter was attributable to the $2.0 million other-than-temporary impairment writedown on the carrying value of $8.8 million of floating-rate Freddie Mac preferred stock investments. The Company recorded the writedown, in accordance with GAAP, because the current yield on these investments is below market interest rates, the fair value has been below cost for an extended period, and a recovery in fair value is not assured within a reasonably short period of time.

                              NON-INTEREST EXPENSE

                                                                  QE 12/31/04       QE 9/30/04        QE 12/31/03
                                                                  -----------      -----------        -----------
Total non-interest expense (000's)............................       $46,511           $45,463          $37,369
Non-interest expense to average assets........................          1.95%             1.95%            2.02%
Efficiency ratio(1)...........................................         53.59%            54.10%           50.12%

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.

4TH QUARTER 2004 V. 3RD QUARTER 2004. Total non-interest expense, including the operation of Chesterfield for two months of the quarter, increased by $1.0 million compared to the third quarter of 2004. The Company completed the data processing conversion of the Chesterfield systems in early November 2004.

Compensation and benefits expense increased by $696,000 during the fourth quarter, primarily due to the addition of Chesterfield personnel as well as higher retirement plan expenses. Other non-interest expense increased by $779,000 as a result of higher professional expenses related to the ongoing Sarbanes/Oxley compliance efforts, consulting fees related to various efficiency improvement projects, and higher return check and debit card write-offs. These increases were offset in part by an $826,000 decline in advertising expenses. In addition, the third quarter of 2004 included a $1.2 million correction of accumulated errors in ATM network processing expenses.

4TH QUARTER 2004 V. 4TH QUARTER 2003. Compared to a year ago, all major categories of non-interest expense, except advertising, showed increases due to significant growth of the Company during the past year due to acquisitions. The added cost of management personnel and infrastructure needed to facilitate this growth along with the increased compliance burden under new regulations also contributed to higher expenses year over year. Compensation and benefits expense totaled $23.8 million in the current period compared to $22.1 million in the fourth quarter of last year. The impact of growth in personnel, higher medical costs and normal salary increases compared to the prior year quarter was offset in part by a $1.2 million reduction in incentive compensation expense.

Office occupancy and equipment costs totaled $7.3 million in the current period compared to $4.7 million a year ago. This increase from a year ago is due primarily to the operation of a much larger branch network during 2004.

Income tax expense totaled $12.9 million in the current quarter, equal to an effective income tax rate of 33.8%, slightly higher than the 33.1% effective rate reported in the third quarter of 2004. In last year's fourth quarter, income tax expense equaled $13.1 million or an effective income tax rate of 35.2%. The decline in the effective income tax rate compared to a year ago is primarily due to the tax benefits generated in the current period from St. Francis' low income and senior housing projects and the resolution of certain prior years' income tax matters.

                                  ASSET QUALITY

                                                                  QE 12/31/04       QE 9/30/04      QE 12/31/03
                                                                  -----------      -----------      -----------
Non-performing loans (NPL) (000's)............................       $31,473           $30,557        $32,787
Non-performing assets (NPA) (000's)...........................       $32,960           $31,692        $43,684
NPL / total loans.............................................           .46%              .45%           .51%
NPA / total assets............................................           .34%              .34%           .49%
Allowance for loan losses (ALL) (000's).......................       $36,255           $34,936        $34,555
ALL / total loans.............................................           .53%              .52%           .54%
ALL / NPL.....................................................         115.2%            114.3%         105.4%
Provision for loan losses (000's).............................       $   285           $   350             --
Net charge-offs (000's).......................................       $   263           $   135        $   177

The Company continues to maintain strong asset quality. Asset quality ratios were basically unchanged compared to the quarter ended September 30, 2004. At December 31, 2004, 89% of non-performing loans consisted of loans secured by one- to four-family residential properties, consistent with the level at September 30, 2004. The Company's allowance for loan losses increased $1.3 million due to the Chesterfield acquisition during the fourth quarter. The Company recorded a provision for loan losses of $285,000 in the current quarter. Net charge-offs for the quarter were $263,000.

                             BALANCE SHEET & CAPITAL

                                                                  QE 12/31/04       QE 9/30/04      QE 12/31/03
                                                                  -----------      -----------      -----------
ASSETS:
Total assets (000's)..........................................      $9,681,384        $9,320,814       $8,933,585
Loans receivable (000's)......................................       6,881,780         6,770,270        6,369,107
Mortgage-backed securities (000's)............................       1,193,189         1,019,260          971,969

LIABILITIES AND EQUITY:
Total liabilities (000's).....................................      $8,706,998        $8,386,609       $8,031,981
Deposits (000's)..............................................       5,935,708         5,640,231        5,580,455
Borrowed funds (000's)........................................       2,600,667         2,559,229        2,299,427
Stockholders' equity (000's)..................................         974,386           933,945          901,604

OTHER:
1-4 family residential loans / total loans....................           58.6%             59.5%            61.6%
Core deposits / total deposits................................           59.6%             60.6%            58.2%
Book value per share..........................................      $   29.28        $    28.60        $   27.27
Stockholders' equity / total assets...........................           10.1%             10.0%            10.1%

Total assets increased by $360.6 million over the past three months due primarily to the Chesterfield acquisition. The largest asset category increases were in mortgage-backed securities ($173.9 million) and loans receivable ($111.5 million) and were funded primarily from deposit increases ($295.5 million). Goodwill also increased by $42.8 million during the quarter as a result of the Chesterfield acquisition. The percentage of 1-4 family residential loans to total loans continued to trend downward, equaling 58.6% at December 31, 2004 compared to 59.5% at September 30, 2004 and 61.6% a year ago. During the quarter, the Company swapped $148 million of 15-year, fixed-rate loans into mortgage-backed securities, which it continues to hold in the Company's held-to-maturity portfolio.

Stockholders' equity increased by $40 million during the quarter as the issuance of shares to Chesterfield shareholders raised $43 million in equity while net income added $25 million to the equity base. These increases were offset by dividends of $7.0 million and stock repurchase expenditures totaling $20.1 million. The Company repurchased 457,400 shares during the quarter at an average price of $44.00 per share, including 356,000 shares repurchased under the Company's 500,000 share repurchase program announced during the fourth quarter of 2004. The Bank's tangible, core and risk-based capital percentages of 7.14%, 7.14% and 11.30%, respectively, at December 31, 2004, exceeded minimum regulatory capital requirements.

                  RESULTS FOR THE YEAR ENDED DECEMBER 31, 2004

Diluted earnings per share totaled $3.01 in the current year compared to $3.26 last year. The decline in earnings per share for 2004 was largely attributable to a significant reduction in residential loan volume, both at MAF and the industry as a whole. With lower than expected lending-related revenues and increases in expenses attributable to the substantial growth in the Company, earnings per share results for the year were negatively impacted. The 2003 results do not reflect the operations of St. Francis prior to the December 1, 2003 merger date and only reflect the operations of Fidelity Bancorp (acquired in July 2003) for about half of the year. The results for 2004 include two months of operations for Chesterfield Financial, which was acquired on October 31, 2004.

For the year ended December 31, 2004, net income totaled $101.5 million compared to $83.4 million in last year's comparable period. Net interest income totaled $261.3 million compared to $179.5 million last year. The net interest margin expanded to 3.06% for the year ended December 31, 2004, compared to 2.96% for 2003.

Non-interest income totaled $76.3 million for the year ended December 31, 2004, equal to 22.6% of total revenue. For the year ended December 31, 2003, non-interest income was $71.6 million, or 28.5% of total revenue. The relative decline in non-interest income resulted primarily from lower mortgage banking revenues. In 2003, there was considerable loan refinancing activity resulting in gains on sale of loans and mortgage-backed securities totaling $32.0 million compared to $9.8 million in 2004. Slower loan refinancing activity did lead to higher loan servicing fee income in 2004, which increased by $7.2 million for the year. Deposit account service charges grew by $9.6 million in 2004, reflecting the higher number of accounts following the St. Francis acquisition, while real estate development income declined by $4.7 million. As previously announced, municipal delays in approving the Springbank development postponed activity in this project.

Non-interest expense totaled $184.0 million in 2004, compared to $120.2 million reported for the year ended December 31, 2003. All major categories of non-interest expense showed increases due generally to increased costs associated with the Company's considerable market expansion and growth over the past year. The effective income tax rate for 2004 was 33.3% compared to 36.3% in 2003 due to income tax benefits described above. The expected absence of certain of these benefits in 2005 is currently expected to result in a modestly higher effective tax rate for 2005.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 72 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in Wisconsin operate under the name "St. Francis Bank, a division of Mid America Bank." The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                          Forward-Looking Information
                          ---------------------------

Statements contained in this news release that are not historical facts, constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of the Company and its subsidiaries include, but are not limited to, higher than expected overhead, infrastructure and compliance costs, unanticipated changes in interest rates or further flattening of the yield curve, less than anticipated balance sheet growth, demand for loan products, unanticipated changes in secondary mortgage market conditions, deposit flows, competition, adverse federal or state legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, deteriorating economic conditions which could result in increased delinquencies in MAF's loan portfolio, the quality or composition of MAF's loan or investment portfolios, demand for financial services and residential real estate in MAF's market area, delays in real estate development projects, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                                 THREE MONTHS ENDED             YEAR ENDED
                                                                    DECEMBER 31,                DECEMBER 31,
                                                               -----------------------    ------------------------
                                                                  2004         2003          2004         2003
                                                               ----------   ----------    -----------  -----------
                                                                     (UNAUDITED)                (UNAUDITED)
Interest income..............................................     $110,149       87,319      $421,173     316,430
Interest expense.............................................       42,619       34,367       159,885     136,952
                                                                  --------      -------      --------    --------
    Net interest income......................................       67,530       52,952       261,288     179,478
Provision for loan losses....................................          285           --         1,215          --
                                                                  --------      -------      --------    --------
    Net interest income after provision for loan losses......       67,245       52,952       260,073     179,478

Non-interest income:
    Net gain (loss) on sale and writedown of:
        Loans receivable held for sale.......................        2,860        3,008         9,294      25,948
        Mortgage-backed securities...........................           11            9           500       6,006
        Investment securities................................       (1,983)          --           822      (6,943)
        Foreclosed real estate...............................           83           54           506         365
    Income from real estate operations.......................        1,396        4,993         6,657      11,325
    Deposit account service charges..........................        8,687        7,102        34,112      24,552
    Other loan fees..........................................        1,272        1,339         5,775       4,767
    Loan servicing fee income (expense)......................          521          117         1,231      (5,939)
    Valuation recovery on mortgage servicing rights..........          317        2,070         2,072       1,130
    Brokerage commissions....................................          952        1,226         4,094       3,587
    Other....................................................        3,177        1,704        11,223       6,835
                                                                  --------      -------      --------    --------
        Total non-interest income............................       17,293       21,622        76,286      71,633

Non-interest expense:
    Compensation and benefits................................       23,779       22,147        96,502      70,573
    Office occupancy and equipment...........................        7,339        4,709        27,984      15,410
    Advertising and promotion................................        1,626        1,668         9,079       6,466
    Data processing..........................................        2,007        1,254         8,012       4,255
    Other....................................................       10,959        7,029        39,469      21,761
    Amortization of core deposit intangibles.................          801          562         3,002       1,732
                                                                  --------      -------      --------    --------
    Total non-interest expense...............................       46,511       37,369       184,048     120,197
                                                                  --------      -------      --------    --------
        Income before income taxes...........................       38,027       37,205       152,311     130,914
Income taxes.................................................       12,855       13,105        50,789      47,481
                                                                  --------      -------      --------    --------
    Net income...............................................     $ 25,172       24,100       101,522      83,433
                                                                  ========      =======      ========    ========
Basic earnings per share.....................................     $    .76          .86          3.09        3.35
                                                                  ========      =======      ========    ========
Diluted earnings per share...................................          .74          .84          3.01        3.26
                                                                  ========      =======      ========    ========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                                                    DECEMBER 31,        DECEMBER 31,
                                                                                        2004                2003
                                                                                    ------------        ------------
                                                                                    (UNAUDITED)
ASSETS
Cash and due from banks........................................................      $   166,446            144,290
Interest-bearing deposits......................................................           37,698             57,988
Federal funds sold.............................................................           42,854             19,684
                                                                                      ----------         ----------
    Total cash and cash equivalents............................................          246,998            221,962
Investment securities available for sale, at fair value........................          388,959            365,334
Stock in Federal Home Loan Bank of Chicago, at cost............................          278,916            384,643
Mortgage-backed securities available for sale, at fair value...................          948,168            971,969
Mortgage-backed securities held to maturity (fair value $244,615)..............          245,021                 --
Loans receivable held for sale.................................................           39,521             44,511
Loans receivable, net of allowance for losses of $36,255 and $34,555...........        6,842,259          6,324,596
Accrued interest receivable....................................................           34,888             31,168
Foreclosed real estate.........................................................            1,487              3,200
Real estate held for development or sale.......................................           35,091             32,093
Premises and equipment, net....................................................          140,898            122,817
Other assets...................................................................          135,249            130,615
Goodwill.......................................................................          305,166            262,488
Intangibles....................................................................           38,763             38,189
                                                                                      ----------         ----------
                                                                                      $9,681,384          8,933,585
                                                                                      ==========         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits...................................................................        5,935,708          5,580,455
    Borrowed funds.............................................................        2,600,667          2,299,427
    Advances by borrowers for taxes and insurance..............................           43,285             41,149
    Accrued expenses and other liabilities.....................................          127,338            110,950
                                                                                      ----------         ----------
        Total liabilities                                                              8,706,998          8,031,981
                                                                                      ----------         ----------
Stockholders' equity:
    Preferred stock, $.01 par value; authorized 5,000,000 shares; none
        outstanding............................................................               --                 --
    Common stock, $.01 par value; 80,000,000 shares authorized; 33,634,642 and
        33,063,853 shares issued; 33,273,235 and 33,063,853 shares outstanding.              336                331
Additional paid-in capital.....................................................          522,047            495,747
Retained earnings, substantially restricted....................................          468,408            402,402
Accumulated other comprehensive income (loss), net of tax......................           (1,676)             2,109
Stock in Gain Deferral Plan; 245,467 and 240,879 shares........................            1,211              1,015
Treasury stock, at cost; 361,407 shares at December 31, 2004...................          (15,940)                --
                                                                                      ----------         ----------
    Total stockholders' equity.................................................          974,386            901,604
                                                                                      ----------         ----------
                                                                                      $9,681,384          8,933,585
                                                                                      ==========         ==========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)
                                   (Unaudited)

                                                       DECEMBER 31, 2004      DECEMBER 31, 2003
                                                       -----------------      -----------------
Book value per share...............................      $     29.28           $     27.27
Stockholders' equity to total assets...............            10.06%                10.09%
Tangible capital ratio (Bank only).................             7.14                  7.16
Core capital ratio (Bank only).....................             7.14                  7.16
Risk-based capital ratio (Bank only)...............            11.30                 11.45
Common shares outstanding:
    Actual.........................................       33,273,235            33,063,853
    Basic (weighted average).......................       32,897,164            24,920,150
    Diluted (weighted average).....................       33,706,569            25,592,745
Non-performing loans...............................      $    31,473           $    32,787
Non-performing assets..............................           32,960                43,684
Allowance for loan losses..........................           36,255                34,555
Non-performing loans to total loans................              .46%                  .51%
Non-performing assets to total assets..............              .34                   .49
Allowance for loan losses to total loans...........              .53                   .54
Mortgage loans serviced for others.................      $ 3,641,445           $ 3,330,039
Capitalized mortgage servicing rights, net.........           25,697                24,128
Core deposit intangibles...........................           13,065                14,061

                                                         THREE MONTHS ENDED                   YEAR ENDED
                                                             DECEMBER 31,                     DECEMBER 31,
                                                       --------------------------      --------------------------
                                                          2004            2003            2004            2003
                                                       ----------      ----------      -----------     ----------
Average balance data:
    Total assets...................................    $9,547,131      $7,414,894      $9,259,279      $6,469,698
    Loans receivable...............................     6,961,222       5,569,700       6,721,514       4,917,662
    Interest-earning assets........................     8,792,647       6,906,311       8,548,423       6,065,772
    Deposits.......................................     5,345,977       4,331,523       5,226,301       3,794,205
    Interest-bearing liabilities...................     7,915,439       6,206,339       7,714,028       5,420,900
    Stockholders' equity...........................       964,612         720,514         924,462         588,263

Performance ratios (annualized):
    Return on average assets.......................          1.05%           1.30%           1.10%           1.29%
    Return on average equity.......................         10.44           13.38           10.98           14.18
    Average yield on interest-earning assets.......          5.00            5.05            4.92            5.22
    Average cost of interest-bearing liabilities...          2.14            2.20            2.07            2.53
    Interest rate spread...........................          2.86            2.85            2.85            2.69
    Net interest margin............................          3.07            3.07            3.06            2.96
    Average interest-earning assets to average
        interest-bearing liabilities...............        111.08          111.28          110.82          111.90
    Non-interest expense to average assets.........          1.95            2.02            1.99            1.86
    Non-interest expense to average assets and
        loans serviced for others..................          1.43            1.35            1.46            1.46
    Efficiency ratio(1)............................         53.59           50.12           54.74           47.69
Loan originations..................................    $1,057,485        $959,948      $4,228,462      $4,993,675
Loans sold.........................................       297,503         412,946         914,082       1,766,954
Cash dividends declared per share..................           .21             .18             .84             .72

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.